Exhibit 99.1

Purebase Corporation announces new Chief Financial Officer

IONE, CA, January 27, 2021 (GLOBE NEWSWIRE) — Purebase Corporation (OTCQB: PUBC), a diversified resource company, headquartered in Ione, California, today announces the appointment of Michael Fay as Chief Financial Officer, effective as of January 21.

Mr. Fay is an innovative and collaborative executive with a background in all aspects of private and public accounting. He has a proven record of improving operating performance in high-growth, fast-paced companies. Mr. Fay has operated as CFO for Silicon Valley and San Francisco based companies. Most recently Mr. Fay prepared Whizz Systems, Inc. and Conference Direct for takeout. Mr. Fay was a cofounder of Stalwart Power - Woody Gibson’s energy integration enterprise. Mr. Fay has a BS in Mathematics and Computer Science as well as a Masters in Accounting from California State University Hayward.

Mr. Fay stated “I am delighted to join the team at Purebase Corp. The company is positioned for tremendous growth as the investor community increasingly focuses on the tangible links between climate risk and corporate balance sheets. Purebase Corp is strategically positioned to play a role in the efforts by the concrete industry to achieving a sustainable environment. I look forward to growing the company.”

Purebase’s President and CEO, Scott Dockter stated, “We are thrilled to welcome Michael to the team. He brings a great track record of driving results and accelerating growth. With Michael’s appointment, we believe we have a strong management team in place to continue the execution.”

About Purebase Corporation

Purebase Corporation (OTCQB: PUBC) is a diversified resource company that acquires, develops and markets minerals for use in the agriculture, construction and other specialty industries.

Contacts

Emily Tirapelle - Purebase Corporation

emily.tirapelle@purebase.com, and please visit our corporate website and subscribe to our upcoming Newsletter – www.purebase.com/newsletter

Safe Harbor

This press release contains statements, which may constitute “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief, or current expectations of Purebase Corporation and members of its management team as well as the assumptions on which such statements are based. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that may cause actual results to differ from those anticipated are discussed throughout the Company’s reports filed with Securities and Exchange Commission which are available at www.sec.gov as well as the Company’s web site at www.purebase.com. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.